                                                                   Exhibit 10.54

                                SUPPLY AGREEMENT

     THIS SUPPLY AGREEMENT (this "AGREEMENT") is entered into effective as of
January 1, 2005 (the "EFFECTIVE DATE"), among OptiCare Eye Health Centers, Inc., a Connecticut corporation ("OPTICARE"), Wise Optical, LLC, a Delaware limited liability company ("WISE") and AECC/Peralman Buying Group, LLC, a Delaware
limited liability company ("AECC/PEARLMAN" and, together with Wise, "SUPPLIER").

                                   WITNESSETH:

     WHEREAS, OptiCare Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of OptiCare ("OAC"), has been engaged in the businesses of (i) operating a "buying group" through which its members purchase optical products at discounted prices (the "BUYING GROUP BUSINESS"), and (ii) supplying contact lenses and other vision care products, mainly to eye-care practitioners who place orders by mail, telephone, fax, a direct and indirect sales force and the internet (the "WISE BUSINESS", and together with the Buying Group Business, the "BUSINESSES");

     WHEREAS, effective as of the date hereof, Wise and AECC/Pearlman have purchased and assumed from OAC, and OAC has sold, transferred, assigned, conveyed and delivered to Wise and AECC/Pearlman, substantially all of the assets of OAC relating to the Wise Business and the Buying Group Business, respectively, together with certain obligations and liabilities of OAC relating thereto, pursuant to an Asset Purchase Agreement, dated as of January 12, 2005, by and between OAC and Supplier (the "ASSET PURCHASE AGREEMENT"); and

     WHEREAS, it is a condition precedent to the obligations of both OAC and
Supplier to consummate the transactions under the Asset Purchase Agreement that
OptiCare and Supplier enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     Section 1. TERM. This Agreement shall commence on the Effective Date and shall continue for a period of four years thereafter, unless sooner terminated in accordance with Section 9 of this Agreement (the "TERM").

     Section 2. PURCHASE PRODUCTS BY OPTICARE.

     (a) During the Term, and subject to the other terms and conditions hereof,
OptiCare, including any and all of its Affiliates, shall purchase through
AECC/Pearlman, on a non-exclusive basis, contact lenses (the "CONTACT LENSES")
and other optical products, from the manufacturers and other suppliers listed on
Schedule A hereto, including, without limitation, Wise (the "DESIGNATED
SUPPLIERS"). Said Schedule A shall be amended from time to time to reflect deletions of Designated Suppliers with whom Supplier no longer has a relationship, additions of Designated Suppliers pursuant to Section 2(e) hereof, and otherwise as the parties

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may mutually agree. For purposes of this Agreement, an "AFFILIATE" means, with respect to any party, a person or entity that controls, is controlled by, or is under common control with, such party.

     (b) During the Term, subject to the other terms and conditions hereof,
OptiCare agrees to purchase through AECC/Pearlman from Wise (in its capacity as a Designated Supplier) not less than $1.275 million per year of Contact Lenses
(the "CONTACT LENSES REQUIREMENT") and to purchase from Designated Suppliers
(including Wise) not less than $4.2 million per year of optical products, including Contact Lenses (the "PURCHASE REQUIREMENT"). For the avoidance of doubt, purchases of Contact Lenses from Wise shall count towards the Purchase
Requirement. For the purposes of calculating compliance with the Contact Lens
Requirement and the Purchase Requirement, the purchase price paid by OptiCare shall be determined on the basis of the amount paid to the Designated Suppliers, after giving effect to all discounts, rebates, co-operatives, allowances and the like due to OptiCare from the Designated Suppliers, but excluding all sales, excise, value added and other taxes and all shipping, packaging and other charges, if any; and for purposes of calculating the Purchase Requirement, the
Buying Group Fee paid in respect of purchases shall not be taken into account.

     (c) Subject to Section 4(e) hereof, AECC/Pearlman agrees to sell to
OptiCare all Contact Lenses and optical products ordered by OptiCare from
Designated Suppliers through AECC/Pearlman.

     (d) In the event that OptiCare fails to meet the Contact Lenses Requirement during any year of the Term, then OptiCare shall promptly, and in any event within 30 days following the end of such year, pay to Wise an amount equal to the product of (i) such shortfall, multiplied by (ii) 9.5% (each such payment, a
"WISE SHORTFALL PAYMENT"). In the event that OptiCare fails to meet the Purchase
Requirement during any year of the Term, then OptiCare shall promptly, and in any event within 30 days following the end of such year, pay to AECC/Pearlman an amount equal to the product of (i) such shortfall, multiplied by (ii) 2% (each such payment, a "BUYING GROUP SHORTFALL PAYMENT"). For the avoidance of doubt, in the event OptiCare fails to meet the Contact Lenses Requirement and the
Purchase Requirement in a given year, both a Wise Shortfall Payment and a Buying
Group Shortfall Payment would be due. In the event this Agreement is terminated for any reason other than a Supplier Default prior to the end of a year, compliance with the Contact Lens Requirement and the Purchase Requirement shall be determined on the basis of purchases made through the last month prior to such termination with the Contact Lens Requirement and the Purchase Requirement
for such short period to be determined on a pro rata basis, i.e. where such
Requirement is equal to the annual Requirement multiplied by a fraction, the numerator of which is the number of complete months through the last month prior to such termination, and the denominator of which is 12. Any such resulting Wise
Shortfall Payment or Buying Group Shortfall Payment in respect of such final period shall be paid within 30 days following such termination.

     (e) (i) If, at any time during the Term, OptiCare desires to purchase optical products from a supplier that is not a Designated Supplier and to receive credit therefor toward the Purchase Requirement (a "REQUESTED BUYING
GROUP SUPPLIER"), then OptiCare shall give AECC/Pearlman written notice (the
"BUYING GROUP REQUEST NOTICE") of same. AECC/Pearlman

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shall then have 60 days from the delivery of the Buying Group Request Notice in which to (x) enter into an agreement with such Requested Buying Group Supplier pursuant to which such Requested Buying Group Supplier agrees to sell optical products to OptiCare through AECC/Pearlman, and (y) add such Requested Buying
Group Supplier to Schedule A hereto as a Designated Supplier. AECC/Pearlman shall give written notice (the "CONFIRMATION NOTICE") to OptiCare confirming its entrance into such agreement or the addition of such supplier to Schedule A.
Upon OptiCare's receipt of the Confirmation Notice, OptiCare shall promptly, and in any event within 15 days, pay to AECC/Pearlman an amount equal to the Buying
Group Fee with respect to all products purchased by OptiCare from the Requested
Buying Group Supplier since the date of delivery of the Buying Group Request
Notice.

          (ii) OptiCare shall not take any direct or indirect action seeking to discourage, or that would have the effect to discourage, any Requested Buying
Group Supplier from agreeing to make sales through AECC/Pearlman. At
AECC/Pearlman's request, OptiCare shall provide AECC/Pearlman with copies of all written correspondence between OptiCare and any such Requested Buying Group
Supplier respecting OptiCare's purchases of products from the Requested Buying
Group Supplier.

          (iii) OptiCare shall use commercially reasonable efforts (which shall not include, the payment of money, or an agreement to pay higher prices or to accept any other terms it would not otherwise be required to pay or accept) to encourage a Requested Buying Group Supplier to agree to make sale through
AECC/Pearlman. Without limiting the foregoing, OptiCare agrees to make formal requests to such effect, including by delivery of the correspondence in the form attached hereto as Exhibit A; provided, that, no such request shall be deemed an admission against interest or waiver of any rights OptiCare may have under this
Agreement or otherwise.

          (iv) In the event AECC/Pearlman is unable or unwilling to add the
Requested Buying Group Supplier as a Designated Supplier, purchases by OptiCare of optical products directly from the Requested Buying Group Supplier, shall be counted towards the Purchase Requirement; provided, however, that the maximum credit shall be the dollar volume of purchases made by OptiCare through
AECC/Pearlman from the Designated Suppliers for products of the types being sold by the Requested Buying Group Supplier instead of such Designated Suppliers during the 12 month period immediately preceding the initiation of the relationship with the Requested Buying Group Supplier.

          (v) Notwithstanding the provisions of Section 4(e)(iv) above, in the event OptiCare, together with its Affiliates and any successor entity upon a business combination of any type, exceed $175 million per year of gross revenue, any purchases of optical products by OptiCare (or such successor entity) from a
Requested Buying Group Supplier that does not agree to be a Designated Supplier shall not be counted toward the Purchase Requirement.

     (f) (i) If, at any time during the Term, OptiCare desires to purchase
Contact Lenses from Wise that are manufactured by a manufacturer that is not then a supplier to Wise (a "REQUESTED WISE SUPPLIER"), then OptiCare shall give
Wise written notice (the "WISE REQUEST NOTICE") of same. Wise shall then have 60 days from the delivery of the Wise Request Notice in

                                        3

which to enter into an agreement with such Requested Wise Supplier pursuant to which such Requested Wise Supplier agrees to sell Contact Lenses to Wise (in its capacity as a reseller). Wise shall give written notice (the "CONFIRMATION
NOTICE") to OptiCare confirming its entrance into such agreement.

          (ii) OptiCare shall not take any direct or indirect action seeking to discourage, or that would have the effect to discourage any Requested Wise
Supplier from agreeing to make sales to Wise. At Wise's request, OptiCare shall provide AECC/Pearlman with copies of all written correspondence between OptiCare and any such Requested Wise Supplier respecting Opticare's purchases of products from the Requested Wise Supplier.

          (iii) OptiCare shall use commercially reasonable efforts (which shall not include, the payment of money, or an agreement to pay higher prices or to accept any other terms it would not otherwise be required to pay or accept) to encourage a Requested Wise Supplier to agree to make sales to Wise. Without limiting the foregoing, OptiCare agrees to make formal requests to such effect, including by delivery of the correspondence in the form attached hereto as
Exhibit B; provided, that, no such request shall be deemed an admission against interest or waiver of any rights OptiCare may have under this Agreement or otherwise.

          (iv) In the event Wise is unable or unwilling to arrange for such
Requested Wise Supplier to make sales to Wise, purchases by OptiCare of Contact
Lenses directly from the Requested Wise Supplier shall be counted towards the
Contact Lens Requirement; provided, however, that the maximum credit on an annual basis shall be one-half of the Contact Lens Requirement.

          (v) Notwithstanding the provisions of Section 4(f)(iv) above, in the event OptiCare, together with its Affiliates and any successor entity upon a business combination of any type, exceed $175 million per year of gross revenue, any purchases of Contact Lenses by OptiCare (or such successor entity) from a
Requested Wise Supplier that does not agree to be a Designated Supplier shall not be counted toward the Contact Lenses Requirement or the Purchase
Requirement.

     (g) (i) If the relationship between AECC/Pearlman and a Designated Supplier
(for purposes of this subsection (g), a "TERMINATING SUPPLIER") is terminated, other than as a result of OptiCare's actions with respect to such Terminating
Supplier, and, as a result, OptiCare is unable to purchase optical products manufactured or distributed by such Designated Supplier through AECC/Pearlman, then the Purchase Requirement shall be reduced by an amount equal to OptiCare's aggregate purchases of optical products through AECC/Pearlman from such
Designated Supplier during the 12 month period immediately preceding the termination.

          (ii) OptiCare shall not take any direct or indirect action seeking to encourage, or that would have the effect to encourage any Designated Supplier to terminate its relationship with AECC/Pearlman. At Wise's request, OptiCare shall provide AECC/Pearlman with all written correspondence between OptiCare and any
Terminating Supplier respecting such Terminating Supplier's decision to terminate its relationship with AECC/Pearlman.

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          (iii) Unless the reason for termination is a breach or alleged breach by AECC/Peralman of any agreement between AECC/Peralman and a Terminating
Supplier, OptiCare shall use commercially reasonable efforts (which shall not include, the payment of money, or an agreement to pay higher prices or to accept any other terms it would not otherwise be required to pay or accept) to discourage any Designated Supplier from terminating its relationship with
AECC/Pearlman. Without limiting the foregoing, OptiCare agrees to make formal requests to such effect, including by delivery of the correspondence in the form attached hereto as Exhibit C; provided, that, no such request shall be deemed an admission against interest or waiver of any rights OptiCare may have under this
Agreement or otherwise.

     (h) (i) If the relationship between Wise and a manufacturer from whom Wise purchases products for resale to OptiCare (for the purposes of this subsection
(h), a "TERMINATING MANUFACTURER") is terminated, other than as a result of
OptiCare's actions with respect to such Terminating Manufacturer, and, as a result, Wise is unable to purchase Contact Lenses manufactured by such
Terminating Manufacturer, then the Contact Lens Requirement shall be reduced by an amount equal to OptiCare's aggregate purchases of Contact Lenses manufactured by such Terminating Manufacturer from Wise during the 12 month period immediately preceding the termination.

          (ii) OptiCare shall not take any direct or indirect action seeking to encourage, or that would have the effect, to encourage any manufacturer to terminate its relationship with Wise. At Wise's request, OptiCare shall provide
Wise with all written correspondence between OptiCare and any Terminating
Manufacturer respecting such Terminating Manufacturer's decision to terminate its relationship with Wise.

          (iii) Unless the reason for termination is a breach or alleged breach by Wise of any agreement between Wise and a Terminating Manufacturer, OptiCare shall use commercially reasonable efforts (which shall not include, the payment of money, or an agreement to pay higher prices or to accept any other terms it would not otherwise be required to pay or accept) to discourage any Terminating
Manufacturer from terminating its relationship with AECC/Pearlman. Without limiting the foregoing, OptiCare agrees to make formal requests to such effect, including by delivery of the correspondence in the form attached hereto as
Exhibit D; provided, that, no such request shall be deemed an admission against interest or waiver of any rights OptiCare may have under this Agreement or otherwise.

     (i) Nothing contained herein shall be deemed or construed as requiring
OptiCare and its Affiliates to purchase all of their requirements of Contact
Lenses and other optical products through Supplier. Other than in the case of an
OptiCare Default, Supplier's sole remedy for OptiCare's and such Affiliates'
failure to meet the Contact Lens Requirement or the Purchase Requirement shall be the payment(s) required by Section 2(d) hereof.

     Section 3. BUYING GROUP FEE.

     (a) As consideration for the services provided by AECC/Pearlman hereunder,
OptiCare shall pay to AECC/Pearlman a fee (the "BUYING GROUP FEE") equal to 2%
of the actual purchase price of Contact Lenses and optical products purchased by
OptiCare from the

                                        5

Designated Suppliers (including Wise), calculated after giving effect to of all discounts, rebates, co-operatives, allowances and like due to OptiCare from the
Designated Suppliers reflected on any invoice delivered to Supplier from a
Designated Supplier, all as reflected on any invoice delivered to Supplier from a Designated Supplier, but excluding all sales, excise, value added and other taxes and all shipping, packaging and other charges, if any. Payment of the
Buying Group Fee shall be made as set forth in Section 6 below.

     (b) AECC/Pearlman shall not provide its services to any other member, other than an Affiliate of AECC/Pearlman, at a fee less than the Buying Group Fee
(after taking into account, however, any volumes or payment terms applicable to other members that are more favorable to AECC/Pearlman). If AECC/Pearlman in fact does provide equivalent services (i.e. after taking into account volumes and payment terms) to any other member, it shall reduce the Buying Group Fee to such lower fee.

     Section 4. PRICING ON PURCHASES FROM DESIGNATED SUPPLIERS.

     (a) OptiCare shall negotiate the pricing of optical products directly with the Designated Suppliers other than Wise. The pricing, as so negotiated, shall apply.

     (b) (i) OptiCare and Wise shall negotiate the pricing for Contact Lenses to be purchased from Wise, i.e., in Wise's capacity as a Designated Supplier.

          (ii) In the event OptiCare is able to secure pricing on particular
Contact Lens products from a manufacturer that is a Designated Supplier, after taking into account all terms and conditions of such pricing, including volume, delivery, stocking and payment terms, that is better than the applicable price charged by Wise (a "BETTER PRICE"), and OptiCare desires to have purchases of such product credited toward the Purchase Requirement and the Contact Lens
Requirement, it shall so notify Wise (a "PRICING NOTICE"). The Pricing Notice shall include sufficient evidence to indicate such Better Price, including all direct and indirect terms and conditions thereof. Assuming that such offer in fact constitutes a Better Price, i.e. after taking into account the price, volume, delivery, stocking and payment terms, then if Wise so desires, Wise and
OptiCare shall request that such Designated Supplier sell such products to Wise for resale to OptiCare at a price which allows Wise a reasonable gross profit margin on such resale to OptiCare. If such Designated Supplier is unwilling to do so (or if Wise has elected not to make the request), either (x) Wise may match the Better Price which, for the purposes hereof, shall mean modifying its price to Wise's actual cost for such product + 7.5%, in which case if OptiCare purchases such particular Contact Lens products from such manufacturer such purchases shall not be credited toward the Purchase Requirement and the Contact
Lens Requirement; or (y) Wise may elect not to so modify its price, in which case if OptiCare purchases such particular Contact Lens products from such manufacturer, then for so long and to the extent that such Better Price applies, all purchases of such particular Contact Lens products from such manufacturer at such Better Price shall be credited toward the Purchase Requirement and the
Contact Lens Requirement; provided, however, that the maximum credit on an annual basis shall be the dollar volume of purchases made by OptiCare from Wise for such particular Contact Lens product during the 12 month period immediately preceding OptiCare's first purchases at such Better Price.

                                        6

     (c) In the event Wise provides pricing on any particular Contact Lens product to any other customer purchasing similar or lesser volumes of such
Contact Lens product as the volumes purchased by OptiCare in the aggregate, which pricing is more favorable than the prices therefor provided by Wise to
OptiCare after taking into account other terms and conditions of such pricing, such as payment terms, or if Wise provides discounts to customers based upon aggregate volumes of purchases, regardless of the products purchased, such more favorable prices or discounts, as applicable, shall apply to all orders placed by OptiCare for such Contact Lenses subsequent to the date Wise provided such more favorable prices or discounts to another customer.

     (d) Subject to Section 4(c), Wise agrees that it shall not change its current pricing and cost structure with respect to the sale of Contact Lenses to
OptiCare. Without limiting the foregoing, Wise agrees that it shall not increase its current prices for Contact Lenses as set forth on Schedule B hereto except to reflect an increase in the cost thereof to Wise from the applicable
Designated Supplier (any such increase to be limited to a percentage increase equal to the percentage increase in such cost). Wise shall provide OptiCare with written evidence of any such increase in cost reasonably satisfactory to
OptiCare.

     (e) Notwithstanding anything in this Agreement to the contrary other than
Section 4(c) hereof, Wise shall not be obligated to provide Contact Lenses to
OptiCare at a price below its cost therefor after taking into account applicable rebates and discounts.

     Section 5. SERVICE REQUIREMENTS ON PURCHASES FROM WISE. The following shall apply as to purchases made from Wise.

     (a) Contact Lenses ordered by OptiCare from Wise shall be delivered to locations designated by OptiCare via overnight courier, if available. Wise shall charge OptiCare for such overnight courier (or other delivery service), but no more than 50% of the standard fee charged by Supplier to other members of
AECC/Pearlman for same, rounded up to the nearest $0.10 (the "FREIGHT CHARGE").
It is further agreed that the current standard fee charged for overnight courier is approximately $4.95 per shipment and the fee to be charged to OptiCare based on such standard fee will be $2.50 per shipment. Further, it is agreed that Wise will give OptiCare notice in writing of any courier price increase as promptly as practicable prior to such price increase going into effect. In the event
OptiCare is able to secure superior pricing to the Freight Charge for overnight courier service, and OptiCare so requests, Wise agrees to use such alternative overnight courier (if available to Wise) for deliveries to OptiCare at
OptiCare's sole expense.

     (b) Wise will place into delivery 85% (calculated on a quarterly basis)
Stock Contact Lenses, as defined below, to the location designated by OptiCare within two business days following the order thereof, provided, that if such order is placed after 4:00 p.m., the time period shall be three business days.

     (c) Wise will place into delivery all Non-Stock Contact Lenses, as defined below, to the location designated by OptiCare within a period consistent with industry standards for such products.

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     (d) In order to assure satisfaction with its obligations in subparagraph
(b) above, Wise will seek at all times to keep sufficient inventory of Stock
Contact Lenses such that at least 85% (calculated on a quarterly basis) of the
Stock Contact Lenses anticipated by Wise, in its commercially reasonable judgment (based upon OptiCare's historical ordering patterns), to be ordered by
OptiCare will be in stock and immediately available for shipment.

     (e) If Wise is unable to deliver Stock Contact Lenses or Non-Stock Contact
Lenses within the time frames set forth above, Wise shall, on the date of order, notify OptiCare of same and OptiCare shall have the right (but not the obligation) to purchase such Stock Contact Lens or Non-Stock Contact Lens product from another manufacturer, supplier or other sources (including another
Designated Supplier) and such purchase shall be credited toward the Contact Lens
Requirement and the Purchase Requirement.

     (f) As used herein, the term "Stock Contact Lenses" shall mean those
Contact Lenses which are typically available and considered stock based on industry standard and "Non-Stock Contact Lenses" shall mean all other Contact
Lenses.

     (g) Supplier will assess a 10% re-stocking fee for any returns made by
OptiCare in accordance with Wise's return policy and resulting through no fault of Supplier.

     Section 6. ORDERING FROM DESIGNATED SUPPLIERS OTHER THAN WISE. OptiCare
shall place orders for optical products from Designated Suppliers other than
Wise directly with such Designated Suppliers. Such Designated Suppliers will then be responsible for meeting such orders; and OptiCare shall have no recourse against Supplier under any circumstances whatsoever (other than because of
Supplier's failure to pay such Designated Supplier's invoices in accordance with
Sections 7(a) and 7(b) hereof) by reason of any failure of such Designated
Supplier, including any defect in any optical products so provided.

     Section 7. PAYMENT OF INVOICES.

     (a) All Designated Suppliers, including Wise, shall invoice AECC/Pearlman for all purchases made from such Designated Supplier; and AECC/Pearlman shall be responsible for satisfying such invoices.

     (b) AECC/Pearlman agrees to pay in a timely manner all invoices from
Designated Suppliers unless OptiCare shall have notified AECC/Pearlman of any disputes in respect thereof not later than five days prior to the due date of such invoice. AECC/Pearlman shall thereupon follow OptiCare's instructions in respect of such dispute; provided, that OptiCare shall be responsible for all costs, damages (other than indirect, special and consequential damages) and fees incurred by AECC/Pearlman by reason of any such dispute.

     (c) OptiCare shall be obligated to pay AECC/Pearlman on or before the 20th day of each month (with payment being deemed made if sent by overnight courier by such 20th day) on account of all payments due to Designated Suppliers during the previous calendar month; provided, that if Supplier offers more favorable payment terms to any other customer purchasing similar or lesser volumes as
OptiCare and producing the same or lesser gross profit to Supplier,

                                        8

then Supplier shall make such more favorable terms available to OptiCare. Each such payment shall include payment of the Buying Group Fee in respect of such underlying purchase. Each such payment shall be made in cash, check or money order.

     Section 8. DISCOUNTS AND REBATES. OptiCare is entitled to all discounts, rebates, co-op advertising funds and other allowances that it negotiates with
Designated Suppliers. Accordingly, AECC/Pearlman shall pay to OptiCare all such amounts received by AECC/Pearlman from Designated Suppliers.

     Section 9. DEFAULT; TERMINATION.

          (a) The following shall apply in the case of a default by OptiCare hereunder:

               (i) OptiCare shall be in default hereunder (an "Opticare
     Default") if (x) it fails to make a required Wise Shortfall Payment or
     Buying Group Shortfall Payment, (y) it fails to make payments when due, as set forth in Section 7 hereof (other than in connection with a good faith dispute, and then, only with respect to the disputed amount), and such failure continues uncured for more than five days; provided, that OptiCare may not avail itself of such cure period more than four times during any 12 month period; or (z) it otherwise violates this Agreement in any material respect and such violation is not cured within 10 days following written notice thereof.

               (ii) Supplier shall have the right to terminate this Agreement upon the occurrence of an OptiCare Default.

               (iii) Upon the occurrence of an OptiCare Default pursuant to clause (x) or (y) of Section 9(a)(i), (i) finance charges shall be due on the unpaid balance, accruing at a rate of 1.5% per month, and (ii) in the event by reason of any such OptiCare Default Supplier has forfeited its rights to any discounts, rebates, co-op advertising funds or other allowances to be provided under Section 8, OptiCare shall forfeit them to the same extent.

               (iv) If Supplier terminates this Agreement by reason of an
     OptiCare Default, OptiCare shall be required to satisfy the following: (x)
     OptiCare shall pay Supplier all amounts then owing on account of purchases theretofore made when such amounts are due, (y) OptiCare shall, at
     Supplier's request, purchase all or any portion of the private label inventory of products being maintained by Wise for OptiCare (not to exceed
     $40,000), all for the prices set forth above with payment therefor to be made within 15 days following delivery thereof, and (z) OptiCare shall pay promptly, and in any event within 30 days following such termination, to
     Supplier an amount equal to (i) $800,000 if such termination occurs as of the Effective Date, (ii) $650,000 if such termination occurs as of first anniversary of the Effective Date, (iii) $425,000 if such termination occurs as of second anniversary of the Effective Date, (iv) $200,000 if such termination occurs as of third anniversary of the Effective Date, and
     (v) $0 if such termination occurs as of fourth anniversary of the Effective
     Date, provided, that if such termination occurs other than on a date specified in clause (z), the amount shall be pro-

                                        9

     rated for the number of days that have elapsed since the Effective Date, in the case of subclause (i) and the immediately preceding anniversary of the
     Effective Date, in the case of subclauses (ii) through (v). If the OptiCare
     Default occurs after a Wise Termination or a Buying Group Termination (as such terms are hereinafter defined), then the payment due pursuant to this
     Section 9(a)(iv) shall be reduced by 65%, in the case of a previous Wise
     Termination, or 35%, in the case of a previous Buying Group Termination, as the case may be.

          (b) The following shall apply in the case of a default by Supplier hereunder:

               (i) Supplier shall be in default hereunder (a "Supplier Default")
     if (x) it fails to satisfy the service requirements set forth in Section 5, and such failure continues uncured for more than five days; provided, that
     Supplier may not avail itself of such cure period more than four times during any 12 month period, or (y) it fails to make payments required in
     Sections 7(a) and 7(b) hereof and, by reason thereof, OptiCare is unable to purchase products hereunder, or (z) it otherwise violates this Agreement in any material respect and such violation is not cured within 10 days following written notice thereof.

               (ii) OptiCare shall have the right to terminate this Agreement upon the occurrence of a Supplier Default.

               (iii) If OptiCare terminates this Agreement by reason of a
     Supplier Default, (x) OptiCare shall remain obligated to pay Supplier all amounts then owing on account of purchases theretofore made, (y) OptiCare shall purchase all or any portion of the private label inventory of products being maintained by Wise for OptiCare (not to exceed $40,000), all for the prices set forth above with payment therefor to be made within 30 days following delivery thereof, and (z) OptiCare shall have no further obligations hereunder.

          (c) (i) OptiCare may terminate this Agreement at any time upon 30 days prior written notice, either in whole (a "COMPLETE TERMINATION") or with respect to the obligation to satisfy the Contact Lens Requirement (a "WISE
     TERMINATION") or its obligation to satisfy the Purchase Requirement (a
     "BUYING GROUP TERMINATION").

               (ii) In the event of a Complete Termination, OptiCare will be obligated upon such termination to satisfy the obligations applicable in the case of an OptiCare Default.

               (iii) In the event of a Wise Termination, OptiCare (x) will be obligated upon such termination to satisfy the obligations applicable in the case of an OptiCare Default; provided, that it shall only be responsible for 65% of any payment owed by it pursuant to Section
     9(a)(iv)(z), and (y) will no longer be subject to the Contact Lenses
     Requirement.

               (iv) In the event of a Buying Group Termination, OptiCare (x)
     will be obligated upon such termination to make the payments required by
     Sections 9(a)(iv)(x)

                                       10

     and 9(a)(iv)(z), provided, that it shall only be responsible for 35% of any payment owed by it pursuant to Section 9(a)(iv)(z), and (y) will no longer be subject to the Purchase Requirement.

     Section 10. NOTICE. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed as follows:

     If to OptiCare:            OptiCare Health Systems, Inc.
                                87 Grandview Avenue
                                Waterbury, Connecticut 06708
                                Facsimile: (203) 596-2227
                                Attn: Christopher J. Walls, Esq.

     With a required copy to:   Mintz, Levin, Cohn, Ferris Glovsky &
                                Popeo, P.C.
                                666 Third Avenue
                                New York, New York 10017
                                Facsimile: (212) 983-3115
                                Attn: Stephen J. Gulotta, Jr., Esq.

     If to Supplier:            Wise Optical, LLC or AECC/Pearlman
                                4 Executive Plaza
                                Yonkers, NY 10701
                                Facsimile: 914-376-9196
                                Attn: Dr. Dean J. Yimoyines

     With a required copy to:   McDermott Will & Emery LLP
                                50 Rockefeller Plaza
                                New York, NY 10020
                                Facsimile: (212) 547-5444
                                Attn: David Goldman, Esq.

     Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement may be sent to such other address or number as such party may from time to time specify by written notice to the other party. All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given and received (a) two business days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (b) when delivered by hand or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next business day by a reliable overnight courier service, with written confirmation of receipt), or (c) one business day after the same are sent by a reliable overnight courier service, with written confirmation of receipt.

                                       11

     Section 11. SET-OFF. OptiCare hereby waives, on behalf of itself and any of its Affiliates, any and all rights of set-off or recoupment or other like or similar right it may now have or hereafter acquire under this Agreement or under any other agreement, contract or understanding.

     Section 12. RELATIONSHIP OF THE PARTIES. It is the express intention of the parties that the relationship among them is and shall be that of independent contractors and no partnership or joint venture shall exist between OptiCare and
Supplier pursuant hereto. Except as expressly provided herein, this Agreement shall not be construed to make Supplier the agent or legal representative of
OptiCare for any purpose whatsoever, and Supplier is not granted any right or authority to assume or create any obligations for, on behalf of, or in the name of OptiCare. Except as expressly permitted herein, Supplier agrees not to incur or contract any debt or obligation on behalf of OptiCare.

     Section 13. MODIFICATION; WAIVER. This Agreement may be modified only by a writing signed by all parties hereto, and then only to the extent expressly set forth in such writing. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or other provision hereof. Any waiver must be in writing.

     Section 14. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. Any party may assign this Agreement in connection with a business combination transaction or sale of assets without the prior written consent of the other; provided, that any such successor must (a)
agree to be bound by the terms hereof, (b) in the case of an assignment by
OptiCare, Supplier must be reasonably satisfied that such successor will have the financial capacity to fulfill its obligations under this Agreement; and (c)
in the case of an assignment by Wise or AECC/Pearlman, OptiCare must be reasonably satisfied that such successor will have the operational and financial capacity to fulfill its obligations under this Agreement.

     Section 15. CONFIDENTIAL INFORMATION.

          (a) This Agreement and the terms hereof shall be kept confidential except as may, in the reasonable judgment of any party hereto be required by any applicable law, including, without limitation, any federal securities law. If any party hereto concludes that disclosure is required, it shall provide the other party with a reasonable opportunity to discuss the nature of the requirement and to review the disclosure before it is made. The party making the disclosure shall have the right to make the disclosure in a manner satisfactory in terms and in substance to such party in its sole and absolute discretion to the extent it has been advised by its counsel that such form and content of the disclosure is required.
     Except as otherwise provided herein, each party hereto shall not otherwise disclose to any person the nature or progress of the transactions contemplated pursuant to this Agreement or the contents of any information provided to such party in anticipation of such transactions. The foregoing restrictions in this Section 15(a) shall continue during the Term and for a period of one year thereafter.

                                       12

          (b) It is understood by the parties hereto that the information, documents and instruments delivered to OptiCare by Supplier or Supplier's agents and the information, documents and instruments delivered to Supplier by OptiCare or OptiCare's agents in connection with the performance of the parties' respective duties hereunder are of confidential and proprietary nature. Each of the parties hereto agrees that during the Term and for a period of one year thereafter, they will maintain the confidentiality of all such confidential information, documents or instruments delivered to them by the other party or their agents in connection with the performance of this Agreement and only disclose such information, documents and instruments to their duly authorized officers, directors, representatives and agents. Each of the parties hereto further agrees that upon expiration of the Term of this Agreement they will return all such documents and instruments and all copies thereof in their possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 15 would result in irreparable harm to the other party and that therefore either OptiCare or Supplier shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting bond, cash or otherwise, in addition to all of their other legal and equitable remedies.

          (c) The following disclosures by any party hereto shall not constitute a breach of this Section 15:

               (i) a disclosure of information necessary to comply with any law or the valid order of a court of competent jurisdiction or the rule, regulation or request of any governmental or other regulatory authority or agency, provided, that the party disclosing the information shall request confidential treatment of such information by the third party to which it is disclosed;

               (ii) a disclosure of information to a party's auditors and/or other professional advisors or as part of its normal reporting or review procedure to its parent company, members or partners, as the case may be; provided, that the party disclosing the information will endeavor to procure that its auditors, professional advisors, parent company members and partners will also treat such information as confidential;

               (iii) a disclosure of information made in order to enforce its rights under this Agreement; and

               (iv) a disclosure made to a financial institution, lender of funds or financial advisor where such disclosure is required as part of an arrangement for the financing or refinancing of such party.

     Section 16. GOVERNING LAW; JURISDICTION; VENUE.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made, and to be performed wholly within, such state.

                                       13

          (b) The parties hereby agree that any action, suit or proceeding arising out of or relating to the interpretation, enforcement or performance of this Agreement shall be brought in the state or federal courts located in New York, New York, and the parties hereby expressly consent to the exclusive jurisdiction of such courts for the purposes of any such suit, action or proceeding and waive any objection to personal jurisdiction in the courts described above.

     Section 17. SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement.

     Section 18. ENTIRE AGREEMENT. This Agreement supersedes all previous contracts between the parties and constitutes the entire agreement of whatsoever kind or nature existing or between the parties representing the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between the parties, no oral statement or prior written material not specifically incorporated in this Agreement shall be of any force and effect.
All prior representations or agreements, whether written or verbal, not expressly incorporated in this Agreement are superseded unless and until made in writing and signed by all parties hereto and made a part hereof.

     Section 19. HEADINGS. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

     Section 20. CONSTRUCTION. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from that fact that any portion of this Agreement has been drafted by or on behalf of such party.

     Section 21. COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be
executed in two or more counterparts, each and all of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. It shall not be a condition to the effectiveness of this Agreement that each party shall have executed the same counterpart. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

                            [Signature page follows.]

                                       14

     IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized agents as of the Effective Date.

                               SUPPLIER

                               WISE OPTICAL, LLC

                               By:
                                   ---------------------------------------------
                                   Dean J. Yimoyines, M.D., President

                               AECC/PEARLMAN BUYING GROUP, LLC

                               By:
                                   ---------------------------------------------
                                   Dean J. Yimoyines, M.D., President

                               OPTICARE

                               OPTICARE EYE HEALTH CENTERS, INC.

                               By:
                                   ---------------------------------------------
                                   Christopher J. Walls, Chief Executive Officer

                                       15

                                   SCHEDULE A

                              DESIGNATED SUPPLIERS

                                       16

                                   SCHEDULE B

                               CONTACT LENS PRICES

                                       17

                                    EXHIBIT A

                 FORM OF REQUESTED BUYING GROUP SUPPLIER LETTER

                              [OPTICARE LETTERHEAD]

                            [______________ __, 200_]

[Requested Buying Group Supplier]
Attention: [____________]
[Address]
[Address]

Dear [_____________]:

As you know, OptiCare Health Systems, Inc. presently purchases a substantial amount of our optical products through AECC/Pearlman Buying Group, LLC pursuant to a Supply Agreement between us.

It is our view that AECC/Pearlman provides a valuable service to OptiCare, and even apart from our contractual obligations, we therefore very much prefer to purchase our optical products through AECC/Pearlman in order to operate our business effectively.

As a practical matter, we believe that our relationship with AECC/Pearlman is irrelevant to you, as we will continue to establish all material terms of purchase directly with you. Moreover, we can assure you that we will take any required steps in order to assure that AECC/Pearlman's involvement does not interfere in any respect with our relationship, our purchases from you or otherwise.

It would be harmful to us and to our relationship with AECC/Pearlman if for any reason you were unwilling to allow us to purchase your products through them.

If this creates any issues at all to you, we would like to understand your concerns. We would then intend to address and attempt to satisfy any such concerns.

If you need any further information concerning AECC/Pearlman, please advise us and we will coordinate an immediate response.

We do hope to solve any issues that you may have with AECC/Pearlman.
Accordingly, please do contact us as soon as possible so that we can answer any questions.

Sincerely,

[Name]

                                       18

                                    EXHIBIT B

                     FORM OF REQUESTED WISE SUPPLIER LETTER

                                       19

                                    EXHIBIT C

                       FORM OF TERMINATING SUPPLIER LETTER

                                       20

                                    EXHIBIT D

                     FORM OF TERMINATING MANUFACTURER LETTER

                                       21